EXHIBIT 10.6

ASSIGNMENT OF INTELLECTUAL PROPERTY AND INDEMNIFICATION AGREEMENT
WITH JEFF CRELIA DATED JULY 31, 2007

ASSIGNMENT OF INTELLECTUAL PROPERTY
AND INDEMNIFICATION AGREEMENT

This of Assignment of Intellectual Property and Indemnification Agreement (this “Assignment”) is entered into as of July 31, 2007 (the “Effective Date”) by and between Jeff Crelia (“Assignor”) and Centric Rx, Inc., a Nevada corporation (“Company”).

WHEREAS, the Company has entered into that certain Share Exchange Agreement dated as of June 28, 2007, (the “Share Exchange Agreement”) by and between Worldwide Strategies Incorporated, a Nevada corporation (“WWSI”), the Company, and Jim Crelia, Jeff Crelia, J. Jireh, Inc., a Nevada Corporation, and Canada Pharmacy Express, Ltd., a Canadian corporation, (collectively, the “CENTRIC Shareholders”), whereby WWSI will acquire all of the issued and outstanding shares of the Company.

WHEREAS, Assignor has been performed work on behalf of Company and owns or may own certain trade secrets, inventions, trademarks, service marks, logos, corporate names, domain names, ideas, processes, customer lists, business plans, copy rights, other works of authorship, know-how, improvements, discoveries, developments, refinements, designs and techniques (collectively referred to as “Intellectual Property”) related to the Company and its past, present, or future operations.

WHEREAS, Assignor desires to transfer and assign to Company, and Company desires to accept from Assignor any and all rights Assignor owns or may own in and to the Intellectual Property.

WHEREAS, Company desires to hold harmless and indemnify, and Assignor desires to be held harmless and indemnified against any claims regarding ownership of or for any actions taken by Company relating to the Intellectual Property.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Assignment of Intellectual Property.  Assignor hereby transfers and assigns to Company all Intellectual Property which Assignor made, conceived, developed or reduced to practice or caused be made, conceived, developed or reduced to practice prior to the Effective Date, and which is directly related to the business to be conducted by Company.  Assignor agrees that, without charge to Company, Assignor will promptly execute and deliver further documents and perform all lawful acts necessary to transfer all rights, title and interest in the Intellectual Property to Company.

2.           Indemnity.  Company agrees to indemnify and hold Assignor harmless from and against any and all charges, costs, expenses and liabilities regardless of when they arose, and howsoever arising, and without limitation, whether arising in law or equity under statute, regulation, governmental ordinance or otherwise, which Assignor sustains or incurs in or in connection with or incidental to any action, claim, demand, proceeding or suit which is brought, commenced, made or prosecuted, or threatened to be brought, commenced, made, or prosecuted against them, for or in respect of the Intellectual Property transferred to Company, unless Assignor did not act in good faith or had reasonable cause to believe Assignor’s conduct was unlawful with respect the Intellectual Property.  Furthermore, no indemnification shall be made in respect of any claim, issue or matter as to which Assignor shall have been adjudged to be liable to Company, unless and only to the extent that a court of competent jurisdiction shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, Assignor is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date set forth above.

ASSIGNOR

/s/ Jeff Crelia

CENTRIC RX, INC.

By:	/s/ James P.R. Samuels
James P.R. Samuels, signing on behalf of
Worldwide Strategies Incorporated